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                                                                       EXHIBIT 2

                              FIRST AMENDMENT TO
                       PREFERRED SHARES RIGHTS AGREEMENT
                                      OF
                            3DFX INTERACTIVE, INC.


     This First Amendment of the Preferred Shares Rights Agreement (the "Rights Agreement") by and between 3dfx Interactive, Inc., a California corporation (the "Company"), and Fleet National Bank (FKA BankBoston N.A.) (the "Rights Agent") is executed effective as of the date referenced hereinbelow (the "Amendment"). Capitalized terms used herein for which no definition is provided herein shall have the meanings assigned to such terms in the Rights Agreement.

                                   Recitals
                                   --------

     WHEREAS, effective the 30th day of October, 1998, the Rights Agreement was executed to provide certain rights to Company shareholders in the event that a Person or group of affiliated or associated Persons were to acquire, or obtain the right to acquire, beneficial ownership of 12 percent or more of the outstanding Common Shares of the Company, or a tender offer or exchange offer were to be announced or consummated the result of which would be the beneficial ownership by a Person or group of 12 percent or more of the outstanding Common Shares of the Company; and

     WHEREAS, the Company desires to amend the Rights Agreement to allow certain transactions to be announced and consummated without causing a Triggering Event or a Section 13 Event to occur, or otherwise to cause the Rights Agreement to be implicated in any event.

     NOW, THEREFORE, in consideration of the premises, warranties and mutual covenants set forth herein, it is agreed:

1. Section 1(a) of the Rights Agreement is hereby amended in its entirety so that it reads as follows:

          "Acquiring Person" shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 12% or more of the Common Shares then outstanding, but shall not include
                                                           ---------------------
     nVidia Corporation (or any of its affiliates), the Company, any Subsidiary
     ---------------------------------------------
     of the Company or any employee benefit plan of the Company or of any Subsidiary of the Company, or any entity holding Common Shares for or pursuant to the terms of any such plan. Notwithstanding the foregoing, no Person shall be deemed to be an Acquiring Person as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 12% or more of the Common Shares of the Company then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 12% or more of
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     the Common Shares of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Shares of the Company (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Shares in Common Shares or pursuant to a split or subdivision of the outstanding Common Shares), then such Person shall be deemed to be an Acquiring Person unless upon becoming the Beneficial Owner of such additional Common Shares of the Company such Person does not beneficially own 12% or more of the Common Shares of the Company then outstanding. Notwithstanding the foregoing, (i) if the Company's Board of Directors determines in good faith that a Person who would otherwise be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently (including, without limitation, because (A) such Person was unaware that it beneficially owned a percentage of the Common Shares that would otherwise cause such Person to be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), or (B) such Person was aware of the extent of the Common Shares it beneficially owned but had no actual knowledge of the consequences of such beneficial ownership under this Agreement) and without any intention of changing or influencing control of the Company, and if such Person divested or divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be or to have become an "Acquiring Person" for any purposes of this Agreement; and (ii) if, as of the date hereof, any Person is the Beneficial Owner of 12% or more of the Common Shares outstanding, such Person shall not be or become an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), unless and until such time as such Person shall become the Beneficial Owner of additional Common Shares (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Shares in Common Shares or pursuant to a split or subdivision of the outstanding Common Shares), unless, upon becoming the Beneficial Owner of such additional Common Shares, such Person is not then the Beneficial Owner of 12% or more of the Common Shares then outstanding.

     2. Notwithstanding any contrary provisions of the Rights Agreement, the undersigned hereby agree to be bound by the terms and provisions of the Rights Agreement as amended by this Amendment.

     3. This instrument may be executed by the parties hereto individually or in combination, in one or more counterparts, each of which shall be an original and all of which shall together constitute one and the same instrument.

     4. The effective date of this Amendment and the transactions further described herein shall be December 15, 2000.

     5. In all other respects the Rights Agreement is hereby ratified and confirmed.

                     [The next page is the signature page]
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COMPANY:


3dfx Interactive, Inc.,
a California corporation


By: /s/ Alex Leupp
    --------------
Name:  Alex Leupp
Title: President


RIGHTS AGENT:


Fleet National Bank (FKA BankBoston N.A.),


By: /s/ Margaret M. Prentice
    ------------------------
Name:  Margaret M. Prentice
Title: Managing Director